Exhibit 99.1

Primis Financial Corp. Announces Appointment of New Board Members Allen Jones and John Eggemeyer

MCLEAN, Va., June 15, 2021 /PRNewswire/ -- Primis Financial Corp. (NASDAQ: FRST) ("Primis" or the "Company"), and its wholly-owned subsidiary Primis Bank, announced today that it has appointed Dr. Allen R. Jones and Mr. John M. Eggemeyer to its Board of Directors.

Dr. Allen R. Jones, Jr.is a licensed physical therapist in the Commonwealth of Virginia. Dr. Jones is the owner and CEO of Dominion Physical Therapy, a practice he founded in 1990 and has since expanded to six locations in the Hampton Roads region. With strong ties to its surrounding community, Dominion has nurtured the same goal for over 30 years: to combine evidence-based therapy with superior customer service in a warm, friendly environment. Dr. Jones and his highly credentialed staff provide individualized, patient-centered rehabilitative and therapeutic care. Dominion specializes in the treatment of neck and back pain, sports and personal injuries and many other musculoskeletal conditions, as well as work-related injuries with a preventative approach. Its Oyster Point office in Newport News is dedicated to the rehabilitative needs of children with disabilities. Virginia has been Dr. Jones' home since 1987, the year he completed his degree in physical therapy from the University of Connecticut. Dedicated to continuing education, he earned a Doctor of Physical Therapy degree from Rocky Mountain University School of Health Professions in Provo, Utah, in 2014 and also holds a postgraduate certification in Clinical Management of Head, Facial and Neck Pain and TMJ Disorders. He has been a member of the American Physical Therapy Association since 1988. Dr. Jones' passion for high-quality care has led to numerous awards for his practice, as well as statewide leadership positions. In 2014, Gov. Terry McAuliffe appointed him to the Virginia State Board of Physical Therapy. Dr. Jones was reelected as Chairman of the Board of Physical Therapy for the state of Virginia on August 11, 2020, where he previously served as Chairman in 2017 and 2018. Dr. Jones served as Chairman for two consecutive years (2019-2021) for the Board of Health Professions. For three decades, Dr. Jones has worked hard to foster a spirit of community involvement and service through his practice. Since 2012, Dominion has awarded a Doctorate of Physical Therapy Scholarship to well-deserving students at Old Dominion and Hampton universities. In 2014, Dr. Jones provided financial and staffing support for a collaborative trip with Old Dominion specialists to the Dominican Republic to educate clinical staff there on the treatment of autism spectrum disorder. Dr. Jones serves as a board member of Norfolk State University Foundation and Old Dominion University School of Physical Therapy & Athletic Training. He is on the advisory board of Primis Bank where he serves as Chairman.

Mr. John M. Eggemeyer is a Founder and Managing Principal of Castle Creek® Capital LLC which has been an investor in the banking industry since 1990. The firm is currently one of the most active investors in community banking with in excess of $900 million in assets under management in private equity. Mr. Eggemeyer has over 40 years of experience in the banking industry and has been involved in more than 75 bank acquisitions. In 2006, the American Banker honored Mr. Eggemeyer as "Community Banker of the Year" for his success as a builder of community banking companies. Prior to founding Castle Creek®, Mr. Eggemeyer spent nearly 20 years as a senior executive with some of the largest banking organizations in the U.S. with responsibilities across a broad spectrum of banking activities. Mr. Eggemeyer has served as the Chairman of PacWest Bancorp since its formation in 2000, is a Board member of The Bancorp, Northpointe Bancshares, Inc. and was a founder and Director of Guaranty Bancorp. Previously, he was Chairman and Chief Executive Officer of White River Capital and a Board member of TCF Financial Corporation, Western Bancorp and American Financial Realty. Mr. Eggemeyer's civic and philanthropic efforts have been focused in the areas of improving the quality of instruction in education and expanding educational opportunities for lower income students. He was a founder and past President of the Rancho Santa Fe Community School Endowment and was a member of the Rancho Santa Fe School Site Selection Committee. He also helped establish the Minnesota Charter of A Better Chance, a national organization committed to creating improved educational opportunities for minority high school students. Mr. Eggemeyer is a Life Trustee of Northwestern University where he serves on the Finance and Investment Committees and is a past Trustee of the Bishop's School of La Jolla, California and the Parent Advisory Board at Stanford University. Mr. Eggemeyer holds a Bachelor of Science degree from Northwestern University and an M.B.A. from the University of Chicago.

W. Rand Cook, Chairman of Primis, stated, "I am excited to welcome Allen and John to the Primis and Primis Bank Board of Directors. Both individuals are valued contributors and well-known to our Company, with Allen serving as our Hampton Advisory Board Chairman since 2018 and with John serving as an observer of the Primis Board of Directors since 2019. We are thrilled to have the benefit of their experience and counsel as full members of our corporate and bank boards."

About Primis Financial Corp.
Primis is the bank holding company for Primis Bank, a Virginia state chartered bank which commenced operations on April 14, 2005. As of March 31, 2021, Primis had $3.33 billion in total assets, $2.39 billion in total loans and $2.69 billion in total deposits. Primis Bank, the Company's banking subsidiary, provides a range of financial services to individuals and small- and medium-sized businesses through forty-one full-service branches in Virginia and Maryland and through certain internet and mobile applications.

Contact: Dennis J. Zember Jr., CEO
Phone: 804-997-2406
Primis Financial Corp., NASDAQ Symbol
FRST
Website: www.primisbank.com